NEWS RELEASE 06-016	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

RECORD THIRD QUARTER 2006 RESULTS

Q3 2006 diluted EPS was $0.86 per share including FAS 123R stock-based compensation expense

Q3 2006 diluted EPS was $0.89 per share excluding FAS 123R stock-based compensation expense

November 1, 2006 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today record results for the third quarter ended September 30, 2006. Following are highlights for the third quarter:

•	Comparable Q3 2006 diluted EPS was roughly double Q3 2005, despite a 29% increase in diluted shares

•	Q3 2006 net income of $23.9 million was more than 2.5 times Q3 2005

•	Overall Q3 2006 operating margin was 49%, up from 36% in Q3 2005 and 46% in Q2 2006

•	TTB Q3 2006 operating margin was 47%, up from 8% in Q3 2005 and 37% in Q2 2006

Third quarter revenues increased 66.7% to $77.5 million compared to $46.5 million for the third quarter of 2005. Operating income was $37.7 million, or 48.6% of revenues, for the third quarter of 2006 compared to $16.8 million, or 36.1% of revenues, for the prior-year quarter. These results were impacted by strong market-driven dayrates in each of the Company’s business segments and a 16% increase in the average barrel-carrying capacity of the Hornbeck Offshore tug and tank barge (TTB) fleet. Operating income, as reported, for the third quarter of 2006 includes a $1.3 million charge for stock-based compensation expense related to the impact of FAS 123R, which became effective January 1, 2006. Excluding this charge, operating income, as adjusted, was $39.0 million, or 50.3% of revenues, for the third quarter of 2006.

EBITDA for the third quarter of 2006 was $45.8 million, which was an 83.2% increase over the third quarter 2005 EBITDA of $25.0 million and exceeded the high-end of the Company’s third quarter 2006 guidance range of $40.0 million to $42.0 million. Excluding the impact of FAS 123R, adjusted EBITDA for the third quarter of 2006 was $47.1 million. For additional information regarding EBITDA as a non-GAAP financial measure, please see Note 8 to the accompanying data tables.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Net income for the third quarter of 2006 was $23.9 million, or $0.86 per diluted share, compared to $9.4 million, or $0.44 per diluted share in the year-ago quarter. Excluding the impact of FAS 123R, adjusted net income for the third quarter of 2006 was $24.8 million, or $0.89 per diluted share. Diluted EPS for the third quarter of 2006 was nearly double the diluted EPS for the third quarter of 2005, despite having recorded $1.3 million ($0.9 million after-tax, or $0.03 per diluted share) in expense related to the adoption of FAS 123R along with an additional 6.3 million diluted shares outstanding in the third quarter of 2006.

Included in net income for the third quarter of 2006 was approximately $4.0 million ($2.6 million after-tax, or $0.09 per diluted share) of interest income, up from $0.2 million in the third quarter of 2005. This increase in interest income was due to a substantially higher cash position resulting from proceeds raised during the Company’s October 2005 debt and equity offerings. In the third quarter of 2005, net income included a gain on the sale of assets of $0.8 million ($0.5 million after-tax, or $0.02 per diluted share) resulting from the sales of one of the OPA 90 single-hulled tank barges that the Company retired from service in December 2004, the Energy 9501, and one lower horsepower offshore tug, the North Service.

OSV Segment. Revenues from the OSV segment were $44.4 million for the third quarter of 2006, an increase of 41.9% from $31.3 million for the same period in 2005. This increase in revenues was primarily due to a continuation of record dayrates in the U.S. Gulf of Mexico (GoM) and diversification of the Company’s OSVs into non-oilfield related services. The average OSV dayrate for the third quarter of 2006 improved 51.4%, or $7,012 per day, to $20,650 compared to $13,638 for the same period in 2005. OSV utilization was 89.7% for the third quarter of 2006 compared to 98.7% during the same period in 2005. This decrease in utilization was primarily due to having 63 incremental days out of service for drydocking activity, including 36 days related to the strategic retrofit of one OSV for ROV subsea support services. However, the Company’s effective, or utilization-adjusted, dayrate for the OSV segment was 37.6% higher than the year-ago quarter. OSV operating income increased from $15.6 million for the third quarter of 2005 to $22.2 million this quarter, an increase of $6.6 million, or 42.3%. Current OSV operating margins of 50.0% were commensurate with the prior-year quarter, as dayrates have maintained pace with recent increases in operating costs.

TTB Segment. Revenues from the TTB segment of $33.1 million for the third quarter of 2006 were more than double TTB revenue for the same period in 2005 of $15.1 million. Average TTB dayrates rose to $22,419 compared to $12,809 during the same period of 2005. These increases in revenues and average dayrates were primarily related to higher market dayrates on TTB equipment working in upstream services in the GoM, and to a lesser extent, the full quarter contribution of double-hulled tank barges delivered on various dates during the second half of 2005. Utilization in the TTB segment for the third quarter of 2006 was 94.1% compared to 83.9% in the prior-year quarter. This increase in utilization was primarily the result of a change in contract mix from contracts of affreightment (COAs) to time charters and a change in fleet mix from smaller, single-hulled barges to larger, double-hulled barges. TTB operating income increased from $1.2 million for the third quarter of 2005 to $15.5 million this quarter, an increase of $14.3 million. TTB operating margins increased six-fold from 7.8% for the third quarter of 2005 to 46.8% this quarter.

General and Administrative (G&A). G&A expenses for the third quarter of 2006 were up $1.4 million over the same period in 2005 to $7.1 million, largely driven by the recent adoption of FAS 123R, which requires the expensing of stock-based compensation, and higher variable incentive compensation and other personnel costs. The Company’s G&A margin of 9% of revenues for the current quarter remains in-line with its industry peers and slightly less than its prior guidance for this expense category.

Nine Month Results

Revenues for the first nine months of 2006 increased 66.9% to $209.3 million compared to $125.4 million for the same period in 2005. Operating income was $94.6 million, or 45.2% of revenues, for the first nine months of 2006 compared to $43.1 million, or 34.4% of revenues, for the same period in 2005. Net income for the first nine months of 2006 increased 163.8% to $59.1 million, or $2.13 per diluted share, compared to net income of $22.4 million, or $1.05 per diluted share, for the first nine months of 2005. Excluding the impact of FAS 123R, adjusted net income for the nine months ended September 30, 2006 was $61.6 million, or $2.22 per diluted share. The Company’s results for the first nine months of 2006 were positively impacted by the significant increase in dayrates for both business segments and the contribution of five newly constructed double-hulled tank barges that were delivered on various dates throughout 2005. The Company’s net income for the first nine months of 2005 included a $1.7 million ($1.1 million after tax or $0.05 per share) loss on early extinguishment of debt related to the January 2005 redemption of the non-tendered 10.625% senior notes that were still outstanding as of December 31, 2004.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings and certain events. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, business combinations, divestitures, financings and unannounced newbuild programs that may be commenced after the date of this disclosure. For additional information concerning forward-looking statements, please see the note at the end of this news release.

Earnings Outlook

Adoption of FAS 123R. Pursuant to the change in accounting for stock-based compensation required by FAS 123R, effective January 1, 2006, the Company expects to record incremental compensation expense of $1.4 million, $5.4 million and $9.5 million for the fourth quarter of 2006 and full calendar years 2006 and 2007, respectively. For a side-by-side comparison of the Company’s forward guidance figures with and without FAS 123R expense for each period, please refer to the attached data tables.

Fourth Quarter 2006 Guidance. The Company expects EBITDA for the fourth quarter of 2006 to range between $39.0 million and $41.0 million. Please refer to the attached data table and Note 8 for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure. The Company expects diluted earnings per share, or EPS, for the fourth quarter of 2006 to range between $0.69 and $0.74.

Updated Calendar 2006 Guidance. In recognition of its actual results for the first nine months of 2006 and its fourth quarter 2006 guidance above, the Company now expects total EBITDA for the full calendar year 2006 to range between $157.0 million and $159.0 million and diluted EPS is now expected to range between $2.79 and $2.84.

Calendar 2007 Guidance. Hornbeck Offshore reaffirms its prior calendar 2007 guidance. The Company expects EBITDA for the full calendar year 2007 to range between $160.0 million and $170.0 million. EPS for calendar 2007 is expected to range between $2.75 and $2.98.

Key Assumptions. The Company’s forward earnings guidance, outlined above and in the attached data tables, reflects management’s belief that current favorable OSV and TTB market conditions will continue throughout the remainder of 2006 and all of calendar 2007. Fleetwide average OSV dayrates are expected to be in the $19,000 to $20,000 range and fleetwide OSV utilization is expected to average in the low-90% range for the 2006 and 2007 guidance periods. Fleetwide average

TTB dayrates are generally expected to be in the $16,000 to $18,000 range and fleetwide TTB utilization is expected to average in the low-90% range for the 2006 and 2007 guidance periods.

The incremental contribution from the TTB newbuild capacity that was added during 2005 is expected to drive EBITDA from the TTB segment for 2006 to 35% of the mid-point of the company-wide guidance range of $157.0 million to $159.0 million for 2006. In 2007, the Company has included a partial-year contribution from its MPSV conversion program and has not included any contribution from the OSVs to be constructed under its OSV Newbuild Program #4 in its 2007 guidance. Guidance for 2007 also assumes a partial contribution from three 60,000-barrel tank barges to be delivered under the Company’s TTB Newbuild Program #2, which is expected to result in EBITDA from the TTB segment of 36% of the mid-point of the company-wide 2007 guidance range of $160.0 million to $170.0 million.

The Company expects the aggregate operating expenses of its current fleet (excluding the incremental impact of any new vessels to be delivered) to increase by about 15% in 2007 above the Company’s first nine-month run-rate for 2006. These operating cost increases are commensurate with prevailing oilfield service industry trends and have primarily resulted from significantly higher crew wages due to labor shortages and increased demand for qualified mariners. G&A is assumed to remain between 10% and 12% of revenues for both 2006 and 2007.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. The Company expects maintenance capital expenditures for the fourth quarter of 2006 to be approximately $4.9 million and maintenance capital expenditures for the full calendar years 2006 and 2007 to be approximately $21.1 million and $18.0 million, respectively. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; (iii) non-vessel related capital improvements.

Update on MPSV Conversion Program. In May 2005, Hornbeck Offshore announced a conversion program to retrofit two coastwise sulfur tankers into U.S.-flagged, new generation 370-foot multi-purpose supply vessels (MPSVs). The total project cost to acquire and convert the two vessels is expected to be $110.0 million in the aggregate. Since the inception of this program, the Company has incurred approximately $27.2 million, with $9.5 million spent during the third quarter of 2006. Currently, the two sulfur tankers are undergoing conversion at an East Coast shipyard. Anticipated completion of the two converted vessels is projected to be in the second half of 2007.

Update on OSV Newbuild Program #4. Phase 2 of the Company’s fourth OSV newbuild program is now comprised of a mix of nine proprietary 250 EDF class OSVs and four proprietary 240 ED class OSVs, with an aggregate capacity of about 38,000 deadweight tons, to be constructed by two domestic shipyards. Projected delivery dates for these 13 vessels range from early 2008 through the end of 2009. Based on current contracts and internal estimates, the total cost of the 13 new vessels, before construction period interest, is now expected to be approximately $305.0 million in the aggregate, after giving effect to a change in specifications for the nine 250 EDF class OSVs, which are enhanced versions of the Company’s 240 ED class. Since the inception of this program, the Company has incurred approximately $13.4 million, with $8.3 million spent during the third quarter of 2006. Phase 1 of this program remains deferred until further notice.

Update on TTB Newbuild Program #2. In September 2005, the Company announced its second TTB newbuild program. This program is expected to add approximately 400,000 barrels of total barrel-carrying capacity of double-hulled barges and related tugs. The costs for this program are expected to be approximately $145.0 million in the aggregate. Three 60,000-barrel double-hulled tank barges are now being constructed under this program at a domestic shipyard and have projected delivery dates in mid to late-2007. Four ocean-going tugs to be retrofitted under this program have been purchased and are now being converted at a different domestic shipyard, with projected delivery dates throughout 2007. Since the inception of this program, the Company has incurred approximately $15.1 million, with $9.6 million spent during the third quarter of 2006. The precise number and specifications of the remaining vessels to be constructed or retrofitted under this program will be finalized as certain internal milestones are completed, including the negotiation of shipyard contracts.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the pending growth initiatives outlined above. All of the above capital costs and delivery date estimates for pending growth initiatives are based on the latest available information and are subject to change. The Company plans to refine these estimates as soon as the remaining shipyard contracts are executed. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its third quarter 2006 financial results and recent developments at 9:00 a.m. Eastern (8:00 a.m. Central) today, November 1, 2006. To participate in the call, dial (303) 262-2211 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, DRG&E, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through November 8, 2006, and may be accessed by calling (303) 590-3000 and using the pass code 11071225.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns a fleet of over 60 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events or conditions. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Important factors that might cause future results to differ from these assumptions, expectations and projections include, but are not limited to, industry risks, changes in capital spending budgets by our customers, oil and natural gas prices, the inability to secure additional upstream contracts for TTB vessels, increases in operating costs, the level of fleet additions by competitors and over-capacity, economic and political risks, weather related risks, the ability to attract and retain qualified marine personnel, regulatory risks, the repeal or administrative weakening of the Jones Act, shipyard construction delays and cost overruns and related risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measure to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission as well as in Note 8 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2005	September 30, 2005	September 30, 2006	September 30, 2005
Revenues	$77,502	$70,695	$46,462	$209,253	$125,449
Operating expenses	24,603	22,729	16,577	69,511	48,044
Depreciation and amortization	8,121	7,715	7,381	23,325	19,987
General and administrative expenses	7,114	7,854	5,714	21,808	14,286

Total operating expenses	39,838	38,298	29,672	114,644	82,317

Operating income	37,664	32,397	16,790	94,609	43,132
Interest expense	(4,139)	(4,450)	(3,112)	(12,943)	(8,550)
Interest income	3,998	3,573	153	10,683	395
Loss on early extinguishment of debt	—	—	—	—	(1,698)
Gain on sale of assets	—	328	829	328	1,901
Other income (expense), net [1]	37	21	47	67	104

Income before income taxes	37,560	31,869	14,707	92,744	35,284
Income tax expense	13,614	11,577	5,309	33,657	12,924

Net income	$23,946	$20,292	$9,398	$59,087	$22,360

Basic earnings per share of common stock	$0.88	$0.75	$0.45	$2.17	$1.07

Diluted earnings per share of common stock	$0.86	$0.73	$0.44	$2.13	$1.05

Weighted average basic shares outstanding [2]	27,252	27,201	20,954	27,204	20,877

Weighted average diluted shares outstanding [2]	27,761	27,711	21,455	27,678	21,338

Other Operating Data (unaudited):
	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Offshore Supply Vessels:
Average number	25.0	25.0	25.0	25.0	24.4
Average fleet capacity (deadweight)	59,042	59,042	59,042	59,042	56,798
Average vessel capacity (deadweight)	2,362	2,362	2,362	2,362	2,337
Average utilization rate [3]	89.7%	96.6%	98.7%	92.1%	96.6%
Average dayrate [4]	$20,650	$19,321	$13,638	$19,388	$12,567
Effective dayrate [5]	$18,523	$18,664	$13,461	$17,856	$12,140
Tugs and Tank Barges:
Average number of tank barges [6]	17.0	17.5	14.9	17.5	14.1
Average fleet capacity (barrels) [6]	1,459,984	1,472,111	1,111,174	1,474,545	1,010,403
Average barge size (barrels)	85,881	83,374	74,078	83,873	70,408
Average utilization rate [3]	94.1%	90.5%	83.9%	92.8%	84.9%
Average dayrate [7]	$22,419	$18,420	$12,809	$18,499	$12,884
Effective dayrate [5]	$21,096	$16,670	$10,747	$17,167	$10,939

Balance Sheet Data (unaudited):
	As of September 30, 2006	As of December 31, 2005
Cash and cash equivalents	$319,591	$271,739
Working capital	335,469	290,471
Property, plant and equipment, net	502,175	462,041
Total assets	911,898	796,675
Total long-term debt	299,484	299,449
Stockholders’ equity	495,312	429,495

Cash Flow Data (unaudited):
	Nine Months Ended
	September 30, 2006	September 30, 2005
Cash provided by operating activities	$104,792	$52,222
Cash used in investing activities	(58,552)	(97,036)
Cash provided by financing activities	1,542	4,982

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Offshore Supply Vessels:
Revenues	$44,413	$44,150	$31,341	$127,063	$81,756
Operating income	$22,185	$22,721	$15,605	$63,387	$38,299
Operating margin	50.0%	51.5%	49.8%	49.9%	46.8%

Components of EBITDA [8]
Net income	$14,361	$14,277	$8,614	$39,989	$19,369
Interest expense, net	(301)	322	2,148	687	6,175
Income tax expense	8,161	8,145	4,891	22,778	11,195
Depreciation	3,486	3,516	3,346	10,419	9,555
Amortization	1,044	742	580	2,442	1,547
Loss on early extinguishment of debt	—	—	—	—	1,658

EBITDA [8]	$26,751	$27,002	$19,579	$76,315	$49,499

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$26,751	$27,002	$19,579	$76,315	$49,499
Cash paid for deferred drydocking charges	(1,554)	(2,446)	(975)	(4,740)	(2,520)
Cash paid for interest	(48)	(5,856)	(159)	(5,937)	(4,609)
Cash paid for taxes	(549)	—	—	(549)	—
Changes in working capital	3,762	(8,761)	(1,439)	(7,496)	(3,492)
Stock-based compensation expense	675	769	—	2,063	—
Changes in other, net	87	45	(1)	187	(52)

Net cash provided by operating activities	$29,124	$10,753	$17,005	$59,843	$38,826

Tugs and Tank Barges:
Revenues	$33,089	$26,545	$15,121	$82,190	$43,693
Operating income	$15,479	$9,676	$1,185	$31,222	$4,833
Operating margin	46.8%	36.5%	7.8%	38.0%	11.1%

Components of EBITDA [8]
Net income	$9,585	$6,015	$784	$19,098	$2,991
Interest expense, net	442	555	811	1,573	1,980
Income tax expense	5,453	3,432	418	10,879	1,729
Depreciation	2,591	2,530	2,000	7,513	5,001
Amortization	1,000	927	1,455	2,951	3,884
Loss on early extinguishment of debt	—	—	—	—	40

EBITDA [8]	$19,071	$13,459	$5,468	$42,014	$15,625

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$19,071	$13,459	$5,468	$42,014	$15,625
Cash paid for deferred drydocking charges	(1,385)	(1,650)	(236)	(3,177)	(2,378)
Cash paid for interest	(26)	(3,369)	(57)	(3,412)	(3,809)
Cash paid for taxes	(550)	—	—	(550)	—
Changes in working capital	4,207	6,211	2,185	8,362	5,736
Stock-based compensation expense	598	668	—	1,885	—
Changes in other, net	30	(250)	(593)	(173)	(1,778)

Net cash provided by operating activities	$21,945	$15,069	$6,767	$44,949	$13,396

Consolidated:
Revenues	$77,502	$70,695	$46,462	$209,253	$125,449
Operating income	$37,664	$32,397	$16,790	$94,609	$43,132
Operating margin	48.6%	45.8%	36.1%	45.2%	34.4%

Components of EBITDA [8]
Net income	$23,946	$20,292	$9,398	$59,087	$22,360
Interest expense, net	141	877	2,959	2,260	8,155
Income tax expense	13,614	11,577	5,309	33,657	12,924
Depreciation	6,077	6,046	5,346	17,932	14,556
Amortization	2,044	1,669	2,035	5,393	5,431
Loss on early extinguishment of debt	—	—	—	—	1,698

EBITDA [8]	$45,822	$40,461	$25,047	$118,329	$65,124

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$45,822	$40,461	$25,047	$118,329	$65,124
Cash paid for deferred drydocking charges	(2,939)	(4,096)	(1,211)	(7,917)	(4,898)
Cash paid for interest	(74)	(9,225)	(216)	(9,349)	(8,418)
Cash paid for taxes	(1,099)	—	—	(1,099)	—
Changes in working capital	7,969	(2,550)	746	866	2,244
Stock-based compensation expense	1,273	1,437	—	3,948	—
Changes in other, net	117	(205)	(594)	14	(1,830)

Net cash provided by operating activities	$51,069	$25,822	$23,772	$104,792	$52,222

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2006 Guidance

	Fourth Quarter 2006 Estimate		Full-Year 2006 Updated Estimate		Full-Year 2006 Prior Estimate
	Low	High	Low	High	Low	High
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]	$40.4	$42.4	$162.4	$164.4	$155.5	$160.5
Less: stock-based compensation expense	1.4	1.4	5.4	5.4	5.5	5.5

EBITDA [8]	$39.0	$41.0	$157.0	$159.0	$150.0	$155.0
Depreciation	6.4	6.4	24.3	24.3	24.7	24.7
Amortization	2.3	2.3	7.7	7.7	8.0	8.0
Interest (income) expense, net	(0.1)	(0.1)	2.2	2.2	2.9	2.9
Income tax expense	11.1	11.8	44.8	45.6	41.8	43.6
Income tax rate	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%
Net income	$19.3	$20.6	$78.0	$79.2	$72.6	$75.8
Weighted average diluted shares outstanding	27.9	27.9	27.9	27.9	27.9	27.9
Earnings per diluted share	$0.69	$0.74	$2.79	$2.84	$2.60	$2.72
Adjustments included above:
Stock-based compensation expense, net of tax	$0.9	$0.9	$3.4	$3.4	$3.5	$3.5
Net income, as adjusted	$20.2	$21.5	$81.4	$82.7	$76.1	$79.3
Earnings per diluted share, as adjusted	$0.72	$0.77	$2.92	$2.96	$2.73	$2.84
Projected EBITDA[8] Reconciliation to GAAP:
EBITDA[8]	$39.0	$41.0	$157.0	$159.0	$150.0	$155.0
Cash paid for deferred drydocking charges	(2.9)	(2.9)	(10.8)	(10.8)	(11.2)	(11.2)
Cash paid for interest	(9.2)	(9.2)	(18.5)	(18.5)	(18.5)	(18.5)
Cash paid for taxes	(0.3)	(0.4)	(1.4)	(1.5)	—	—
Changes in working capital [9]	12.9	11.7	15.3	14.6	13.6	12.9
Stock-based compensation expense	1.4	1.4	5.4	5.4	5.5	5.5
Changes in other, net [9]	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$40.7	$41.4	$146.8	$148.0	$139.2	$143.5

2007 Guidance

	Full-Year 2007 Current Estimate
	Low	High
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]	$169.5	$179.5
Less: stock-based compensation expense	9.5	9.5

EBITDA[8]	$160.0	$170.0
Depreciation	29.0	29.0
Amortization	10.7	10.7
Interest (income) expense, net	(1.9)	(1.9)
Income tax expense	44.6	48.3
Income tax rate	36.5%	36.5%
Net income	$77.6	$83.9
Weighted average diluted shares outstanding	28.2	28.2
Earnings per diluted share	$2.75	$2.98
Adjustments included above:
Stock-based compensation expense, net of tax	$6.0	$6.0
Net income, as adjusted	$83.6	$90.0
Earnings per diluted share, as adjusted	$2.97	$3.19
Projected EBITDA[8] Reconciliation to GAAP:
EBITDA[8]	$160.0	$170.0
Cash paid for deferred drydocking charges	(9.2)	(9.2)
Cash paid for interest	(18.3)	(18.3)
Cash paid for taxes	(3.7)	(6.1)
Changes in working capital [9]	26.6	25.9
Stock-based compensation expense	9.5	9.5
Changes in other, net [9]	(0.2)	(0.2)

Cash flows provided by operating activities	$164.7	$171.6

Pro Forma 2006E Run-Rate Guidance (Post-Newbuild)

	Pre-Newbuild 2006E	OSV Expansion [10]	TTB Expansion [11]	Pro Forma Run-Rate[12]
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]	$163.4	$92.6	$22.2	$278.2
Less: stock-based compensation expense	5.4	—	—	5.4

EBITDA [8]	$158.0	$92.6	$22.2	$272.8
Depreciation	24.3	17.2	5.8	47.3
Amortization	7.7	1.5	1.3	10.5
Interest expense, net [13]	3.4	2.8	0.9	7.1
Income tax expense [14]	44.7	26.0	5.2	75.9

Net Income	$77.9	$45.1	$9.0	$132.0

Weighted average diluted shares outstanding	27.9			27.9
Earnings per diluted share	$2.79			$4.73
Adjustments included above:
Stock-based compensation expense, net of tax	$3.4			$3.4
Net income, as adjusted	$81.3			$135.5
Earnings per diluted share, as adjusted	$2.92			$4.86
Projected EBITDA[8] Reconciliation to GAAP:
EBITDA [8]	$158.0	$92.6	$22.2	$272.8
Cash paid for deferred drydocking charges	(10.8)	—	—	(10.8)
Cash paid for interest	(18.5)	—	—	(18.5)
Cash paid for taxes	(1.4)	—	—	(1.4)
Changes in working capital [9]	14.9	(13.2)	(3.3)	(1.6)
Stock-based compensation expense	5.4	—	—	5.4
Changes in other, net [9]	(0.2)	—	—	(0.2)

Cash flows provided by operating activities	$147.4	$79.4	$18.9	$245.7

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited) 15:

Historical Data (in thousands):

	Three Months Ended			Nine Months Ended
	September 30, 2006	June 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Maintenance Capital Expenditures:
Deferred drydocking charges	$2,939	$4,096	$1,211	$7,917	$4,898
Other vessel capital improvements, net	1,974	1,748	1,728	4,851	4,035
Non-vessel related capital improvements	639	1,408	605	3,383	2,167

	$5,552	$7,252	$3,544	$16,151	$11,100

Growth Capital Expenditures:
Completed:
TTB newbuild program #1	$—	$1,549	$24,042	$1,549	$58,622
AHTS acquisition and retrofit costs	—	554	420	554	27,875
Active:
MPSV conversion program	9,492	4,304	600	15,253	3,974
TTB newbuild program #2	9,582	1,847	—	11,744	—
OSV newbuild program #4	8,263	2,918	—	13,421	—

	$27,337	$11,172	$25,062	$42,521	$90,471

Forecasted Data:

	1Q2006A	2Q2006A	3Q2006A	4Q2006E	2006E	2007E
Maintenance Capital Expenditures:
Deferred drydocking charges	$0.9	$4.1	$2.9	$2.9	$10.8	$9.2
Other vessel capital improvements	1.1	1.8	2.0	1.7	6.6	3.3
Non-vessel related capital improvements	1.3	1.4	0.7	0.3	3.7	5.5

	$3.3	$7.3	$5.6	$4.9	$21.1	$18.0

Growth Capital Expenditures:
Active:
MPSV conversion program	$1.5	$4.3	$9.5	$26.0	$41.3	$56.8
TTB newbuild program #2	—	1.8	9.6	17.7	29.1	75.4
OSV newbuild program #4	2.2	2.9	8.3	5.9	19.3	104.1

	$3.7	$9.0	$27.4	$49.6	$89.7	$236.3

Full Construction Cycle Data:

	Pre-2006	2006	2007	2008	2009 and thereafter	Total
Growth Capital Expenditures:
Active:
MPSV conversion program	$11.9	$41.3	$56.8	$—	$—	$110.0
TTB newbuild program #2	3.7	29.1	75.4	36.8	—	145.0
OSV newbuild program #4	—	19.3	104.1	138.6	43.0	305.0
Pending:
OSV newbuild program #4	—	—	—	100.0	70.0	170.0

	$15.6	$89.7	$236.3	$275.4	$113.0	$730.0

[1]	Represents other income and expenses, including gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]	On October 6, 2005, the Company issued 6,100 shares of common stock, which resulted in 27,151 basic shares outstanding on the close of business on December 31, 2005. For the three months ended September 30, 2006, June 30, 2006 and September 30, 2005 and, stock options representing rights to acquire 345, 3 and 5 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. For the nine months ending September 30, 2006 and 2005, stock options representing rights to acquire 319 and 34 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[6]	The averages for the quarters ended September 30, 2006 and June 30, 2006 include a full-quarter contribution of all five double-hulled tank barge newbuilds delivered on various dates throughout 2005 and the sale of the Energy 2202 in May 2006, which was one of the Company’s smaller, single-hulled tank barges.

[7]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[8]	Non-GAAP Financial Measure

The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the SEC. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt. This measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes it provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges, incur additional indebtedness and execute its growth strategy.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that we have incurred in acquiring and constructing vessels,

•	EBITDA does not reflect the deferred income taxes that will eventually have to be paid once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement GAAP results.

EBITDA, as adjusted, excludes the impact of stock-based compensation expense required under the recently adopted FAS 123R.

[9]	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[10]	Includes a full-year contribution of operating results from new vessels planned for the MPSV conversion program and Phase 2 of OSV Newbuild Program #4.

[1][1]	Includes a full-year contribution of operating results from new vessels planned for TTB Newbuild Program #2.

[12]	“Pro Forma 2006E Run-Rate” scenario illustrates the estimated incremental operating results from all of the vessels that are currently planned or under construction under the MPSV conversion program, TTB Newbuild Program #2, and Phase 2 of OSV Newbuild Program #4, assuming all of those vessels were placed in service as of January 1, 2006 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization of 95.0% assuming a normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses and SG&A, are consistent with the Company’s latest 2006E guidance.

[13]	Interest expense, net, assumes $19.2 of interest expense offset by $12.1 of interest income on a projected post construction cash balance of $270.0 million.

[14]	The Company’s effective tax rate is approximately 36.5%.

[15]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.